UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  August 28, 2009 (August 26, 2009)

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2755 Bristol Street, Suite 285,
Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 545-3288
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

Private Placement Transaction

On August 26, 2009, CNS Response, Inc. (the “Company”) received gross proceeds of approximately $2,000,000 in a private placement transaction (the “Private Placement”) with six accredited investors.  Pursuant to Subscription Agreements entered into with the investors, the Company sold approximately 38 Investment Units at $54,000 per Investment Unit.  Each “Investment Unit” consists of 180,000 shares of the Company’s common stock and a five year non-callable warrant to purchase 90,000 shares of the Company’s common stock at an exercise price of $0.30 per share.  After commissions and expenses, the Company received net proceeds of approximately $1,825,000 in the Private Placement.  The Company intends to use the proceeds from the Private Placement for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses.

A FINRA member firm acted as lead placement agent (the “Placement Agent”) in connection with the Private Placement.  For its services in connection with the Private Placement, the Placement Agent received (i) a cash fee of $55,980, (ii) a cash expense allowance of $40,860, and (iii) a five year non-callable warrant to purchase 681,000 shares of the Company’s common stock at an exercise price of $0.33 per share, first exercisable no earlier than February 26, 2009.

Pursuant to a Registration Rights agreement entered into with each investor, the Company agreed to file a registration statement covering the resale of the common stock and the common stock underlying the warrants sold in the Private Placement, as well as the common stock underlying the warrants issued to the Placement Agent.  In addition, the Company agreed to use its best efforts to have the registration statement declared effective no later than 180 days following the closing of the offering and maintain such effectiveness until the earlier of the second anniversary of the date of such effectiveness or the date that all of the securities covered by the registration statement may be sold without restriction.

In issuing the shares and warrants to the investors without registration under the Securities Act of 1933, as amended (the “Securities Act”), the Company relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated thereunder, as the shares and warrants were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement. The Company made this determination based on the representations of each investor which included, in pertinent part, that such investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that such investor was acquiring the shares and the warrant for investment purposes for its own account, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, and that such investor understood that the shares, the warrant and the securities issuable upon exercise thereof may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

The discussion under the heading “John Pappajohn” discussed under Item 5.02 below is hereby incorporated by reference under Item 1.01.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Events Relating to Private Placement Transaction

(a)	Conversion of March Notes

On March 30, 2009, the Company entered into two Senior Secured Convertible Promissory Notes, each in the principal amount of $250,000 (each a “March Note” and, collectively, the “March Notes”), with Brandt Ventures, GP (“Brandt”) and SAIL Venture Partners, LP (“SAIL”). Leonard Brandt, a member of the Company’s board of directors, is the general partner of Brandt and David B. Jones, also a member of the Company’s board of directors, is a managing member of Sail Venture Partners, LLC, which is the general partner of SAIL. The terms of the March Notes provided that in the event the Company consummates an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), then the principal and all accrued, but unpaid interest outstanding under the notes shall be automatically converted into the securities issued in the equity financing by dividing such amount by 90% of the per share price paid by the investors in such financing.  In accordance with the terms of the March Notes, at the closing of the Private Placement, the Company issued to each of Brandt and SAIL 956,164 shares of common stock and a five year non-callable warrant to purchase 478,082 shares of its common stock at an exercise price of $0.30 per share.

(b)           Conversion of May SAIL Note

On May 14, 2009, the Company entered into a Bridge Note and Warrant Purchase Agreement (the “SAIL Purchase Agreement”) with SAIL. Pursuant to the SAIL Purchase Agreement, on May 14, 2009 SAIL purchased a Secured Promissory Note in the principal amount of $200,000 from the Company (the “May SAIL Note”). The terms of the May SAIL Note provided that in the event the Company consummates an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), then the principal and all accrued, but unpaid interest outstanding under the note shall be automatically converted into the securities issued in the equity financing by dividing such amount by 85% of the per share price paid by the investors in such financing.  In accordance with the terms of the May SAIL Note, at the closing of the Private Placement, the Company issued to SAIL 802,192 shares of its common stock and a five year non-callable warrant to purchase 401,096 shares of its common stock at an exercise price of $0.30 per share.

(c)           Conversion of Pappajohn Note

On June 12, 2009, Mr. Pappajohn entered into a Bridge Note and Warrant Purchase Agreement (the “Pappajohn Purchase Agreement”) with the Company.  Pursuant to the Pappajohn Purchase Agreement, Mr. Pappajohn purchased a Secured Convertible Promissory Note in the principal amount of $1,000,000 from the Company.  In order to induce Mr. Pappajohn to purchase the note, the Company issued to Mr. Pappajohn a warrant to purchase up to 3,333,333 shares of the Company’s common stock at a purchase price equal to $0.30 per share.  The warrant expires on June 30, 2016.

The note issued pursuant to the Pappajohn Purchase Agreement provided that the principal amount of $1,000,000 together with a single payment of $90,000 (the “Premium Payment”) would be due and payable, unless sooner converted into shares of the Company’s common stock (as described below), upon the earlier to occur of: (i) a declaration by Mr. Pappajohn on or after June 30, 2010 or (ii) an Event of Default (as defined in the note).  The note was secured by a lien on substantially all of the assets (including all intellectual property) of the Company.  In the event of a liquidation, dissolution or winding up of the Company, unless Mr. Pappajohn informed the Company otherwise, the Company was required to pay Mr. Pappajohn an amount equal to the product of 250% multiplied by the then outstanding principal amount of the note and the Premium Payment.

The Pappajohn Purchase Agreement also provided that in the event the Company consummated an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), the then outstanding principal amount of the note (but excluding the Premium Payment, which would be repaid in cash at the time of such equity financing) would be automatically converted into the securities issued in the equity financing by dividing such amount by the per share price paid by the investors in such financing.  The note also provided that the securities issued upon conversion of the note would be otherwise issued on the same terms as such shares are issued to the lead investor that purchases shares of the Company in the qualified financing.

At the closing of the Private Placement, the Company paid the Premium Payment to Mr. Pappajohn, and the outstanding principal amount of Mr. Pappajohn’s note ($1,000,000 as of August 26, 2009) converted into 3,333,334 shares of the Company’s common stock. In addition, in accordance with the terms of his note, Mr. Pappajohn was issued a five year non-callable warrant to purchase 1,666,667 shares of the Company’s common stock at an exercise price of $0.30 per share.

In issuing the shares and warrants in connection with the note conversions described above without registration under the Securities Act, the Company relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated thereunder, as such shares and warrants were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement. The Company made this determination based on the representations of each note holder which included, in pertinent part, that such note holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that such note holder was acquiring the shares and the warrant for investment purposes for its own account, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, and that such note holder understood that the shares, the warrant and the securities issuable upon exercise thereof may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the closing of the Private Placement, the Company expanded the size of its Board of Directors to seven members, and appointed John Pappajohn and Tommy G. Thompson to fill the existing vacancies existing on its Board.  Mr. Pappajohn and Mr. Thompson will hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

John Pappajohn

John Pappajohn has, since 1969, been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director on the boards of the following public companies: American CareSource Inc., Dallas, TX since 1994; since 1996; PharmAthene, Inc., Annapolis, MD., since 2007; Spectrascience, Inc., San Diego, CA, since 2007; CareGuide, Inc., Florida, (formerly Patient Infosystems, Inc.), since 1996; and ConMed Healthcare Management, Inc., Hanover, MD since 2005.

Prior to his appointment as a director, in addition to his purchase of a secured convertible promissory note for $1,000,000 as described above, on August 26, 2009, Mr. Pappajohn invested $1,000,000 in our Private Placement.  In exchange for his additional investment of $1,000,000 in the Private Placement, Mr. Pappajohn was issued 3,333,334 shares of the Company’s common stock, and a five (5) year non-callable warrant to purchase 1,666,667 shares of the Company’s common stock at an exercise price of $0.30 per share.  As an investor in the Private Placement, Mr. Pappajohn will receive the registration rights described above.

The discussion under the heading “Events Relating to Private Placement Transaction- (c) Conversion of Pappajohn Note” discussed under Items 1.01 and 3.02 above is hereby incorporated by reference under this Item 5.02.

Tommy G. Thompson

Tommy Thompson, the former Health and Human Services Secretary and four-term Governor of Wisconsin is a partner at the law firm of Akin Gump Strauss Hauer & Feld. He serves on the boards of CR Bard and Centene Corporation, both which are public companies, and is Chairman of AGA Medical Corporation, a privately-held company. Thompson served as HHS Secretary from 2001 to 2005 and is one of the nation's leading advocates for the health and welfare of all Americans. He is the 19th individual to serve as Secretary of the department, which employs more than 60,000 personnel and has a fiscal year 2005 budget of $584 billion. Thompson has dedicated his professional life to public service and served as Governor of Wisconsin from 1987 to 2001. Thompson was reelected to office for a third term in 1994 and a fourth term in 1998. At HHS, Thompson led the Administration’s efforts to pass and implement a new Medicare law that is for the first time providing a drug benefit to America’s seniors. As governor, Thompson created the nation's first parental school choice program in 1990, allowing lowincome Milwaukee families to send children to the private or public school of their choice. He created Wisconsin's Council on Model Academic Standards, which implemented high academic standards for English language arts, math, science and social studies. Thompson began his career in public service in 1966 as a representative in Wisconsin's state Assembly. He was elected assistant Assembly minority leader in 1973 and Assembly minority leader in 1981. Thompson has received numerous awards for his public service, including the Anti-Defamation League's Distinguished Public Service Award. In 1997, Thompson received Governing Magazine's Public Official of the Year Award, and the Horatio Alger Award in 1998. Thompson served as chairman of the National Governors' Association, the Education Commission of the States and the Midwestern Governors' Conference. Thompson also served in the Wisconsin National Guard and the Army Reserve.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ George Carpenter
August 28, 2009		George Carpenter
Chief Executive Officer